Exhibit 3

Bogotá D.C., July 12, 2011

Republic of Colombia

Ministry of Finance and Public Credit

Carrera. 7A, No. 6-45, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on January 23, 2009 (Registration Statement No. 333-156913), as amended (the “Registration Statement”), of U.S.$2,000,000,000 aggregate principal amount of the Republic’s 4.375% Global Bonds due 2021 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated April 14, 2009 included in the Registration Statement, as supplemented by the Prospectus Supplement dated July 5, 2011 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994, as amended by Amendment No. 1 thereto dated as of January 21, 2004 (as amended, the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.);

(iii) the global Securities dated July 12, 2011 in the principal amount of U.S.$2,000,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated July 12, 2011 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a) Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b) Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c) Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d) Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference); and

(e) Decree No. 2681 of December 29, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(f) Law 1366 of December 21, 2009 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s 2008 Annual Report on Form 18-K and incorporated herein by reference); and

(vi) the following additional acts of the Republic under which the issuance of the Securities has been authorized:

(a) Resolution No. 1801 of July 1, 2011 of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit A hereto);

(b) External Resolution No. 1 dated November 19, 2010 of the Board of Directors of the Central Bank of Colombia (a translation of which is attached as Exhibit B hereto);

(c) CONPES 3688 DNP: SC-DEE MINHACIENDA dated November 5, 2010 (a translation of which is attached as Exhibit C hereto); and

(d) Authorization by Acts of the Comisión Interparlamentaria de Crédito Público adopted at its meetings held on November 24, 2010 and June 1, 2011 (translations of which are attached as Exhibit D hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 1 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2009 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Camila Merizalde Arico
CAMILA MERIZALDE ARICO Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

EXHIBIT A

REPUBLIC OF COLOMBIA

MINISTRY OF FINANCE AND PUBLIC CREDIT

RESOLUTION No. 1801 JULY 1, 2011

“Whereby the Nation is authorized to issue, subscribe and place Public External Indebtedness Certificates up to an amount of TWO BILLION TWO HUNDRED AND FORTY-ONE MILLION US DOLLARS (US $ 2,241,000,000), or its equivalent in other currencies, in the international capital markets and other provisions are taken;”

THE MINISTER OF FINANCE AND PUBLIC CREDIT

in use of his legal powers and specially those conferred by Article 19 of Decree 2681 of 1993, and

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

Article 19 of Decree 2681 of 1993 sets forth that the issue and placement of national bond certificates on behalf of the Nation requires an authorization granted by the Ministry of Finance and Public Credit, which is to be granted upon the approval to be given by the National Council of Economic and Social Policies -CONPES- and the opinion of the Inter-parliamentary Commission of Public if it deals with Public External Indebtedness Certificates with a period over a year;

Article 24 of Law 185 of 1995, sets forth that for all purposes provided for in subsection 5 of 2nd Paragraph of Article 41 of Law 80 of 1993, the Inter-Parliamentary Commission of Public Credit shall issue a preliminary opinion allowing to start with relevant procedures for public credit transactions and a final opinion making said transaction become real for the execution of said transactions in each particular case. From the above are exempted the transactions related to the issuance, subscription and placement of bonds and securities, for which purposes, the Inter-Parliamentary Commission of Public Credit shall render its opinion just for once;

Pursuant to CONPES 3688 Document of November 5, 2010, the National Council of Economic and Social Policies -CONPES- rendered its favorable opinion to the Nation to issue external bonds up to an amount of TWO BILLION TWO HUNDRED AND FORTY-ONE MILLION US DOLLARS (US $ 2,241,000,000), or its equivalent in other currencies, to pre-finance and/or finance budgetary appropriations for FY2011;

Based on the favorable opinion rendered by the National Council of Economic and Social Policies –NCESP (CONPES)-, mentioned in the previous recital, the Nation has not issued bonds;

The Inter-Parliamentary Commission of Public Credit rendered its sole favorable opinion in its session held on November 24, 2010, so that the Nation—Ministry of Finance and Public Credit—may issue external bonds up to an amount of ONE BILLION TWO HUNDRED AND FORTY-ONE MILLION US DOLLARS (US $ 1,241,000,000), or its equivalent in other currencies, to finance budgetary appropriations intended to meet commitments on account of interest and amortizations of external debt for FY2011;

The Inter-Parliamentary Commission of Public Credit rendered its sole favorable opinion in its session held on June 1, 2011, so that the Nation—Ministry of Finance and Public Credit—may issue external bonds up to an amount of ONE BILLION US Dollars (US $ 1,000,000,000), or its equivalent in other currencies, to finance budgetary appropriations for FY2011;

Based on the authorizations referred to in previous recitals, the Nation has not carried out any public external certificates;

In line with provisions of Article 16, subsections c) and h) of Law 31 of 1992, through External Resolution Nº 1 of November 19, 2010, the Board of Directors of Banco de la República indicated the general financial conditions to which the Nation must be bound to place Public External Indebtedness Certificates in the international capital markets, proceeds of which are intended to finance budgetary appropriations for FY2011;

RESOLVES:

ARTICLE ONE.—Issuance Authorization. To authorize the Nation to issue, subscribe and place Public External Indebtedness Certificates in the international capital markets up to an amount of TWO BILLION TWO HUNDRED AND FORTY-ONE MILLION US DOLLARS (US $ 2,241,000,000), or its equivalent in other currencies, to pre-finance and/or finance budgetary appropriations for FY2011.

ARTICLE TWO.—Characteristics, terms and conditions. The Public External Indebtedness Certificates being dealt with in previous recital will have the following characteristics, terms and conditions:

Maturity:	Over two (2) years, depending on the market to be entered.

Interest rate:	Fixed- or variable rate according to market conditions prevailing on the date of placement, subject to the limits determined by the Board of Directors of Banco de la República.

Other charges and fees:	The ones corresponding to this sort of operations

ARTICLE THREE.— Other terms and conditions. The other terms, conditions and characteristics of the issuance authorized hereby shall be determined by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit.

ARTICLE FOUR.— Authorization for related operations. To authorize the Nation to carry out the operations related to the public credit transaction described in Article One hereof.

ARTICLE FIVE.— Taxes. In line with provisions of Article 7 of Law 488 of 1998, the payment of principal, interest, fees and other charges related to the issue authorized hereby, will be tax-exempt from any national taxes, rates, imposts and levies only when such transaction is carried out with people who are non-resident or without legal residence in Colombia.

ARTICLE SIX.— Enforcement of other regulations. The Nation—Ministry of Finance and Public Credit must comply to the other enforceable regulations, in special those related to External Resolution No. 8 of 2000 of the Board of Directors of the Banco de la República and other concurrent provisions.

ARTICLE SEVEN.— Entry into force and publication. This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit, pursuant to provisions of Article 18 of Law 185 of 1995.

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogotá, D. C., as of July 1, 2011

JUAN CARLOS ECHEVERRY GARZÓN

MINISTER OF FINANCE AND PUBLIC CREDIT

CHECKED BY:    Camila Merizalde Arico/Miguelangel Gómez

DRAFTED BY:     Cristhian Prado

DEPARTMENT:   Deputy Directorate for External Financing of the Nation of the General Directorate of Public Credit and

National Treasury

EXHIBIT B

EXTERNAL RESOLUTION No 1 OF 2010

(November 19)

Whereby the financial conditions to which the Republic must be subject to place external public debt certificates in the international capital markets are set forth.

THE BOARD OF DIRECTORS OF THE BANCO DE LA REPÚBLICA

In use of its legal and constitutional powers, in special those conferred by letters c) and

h) of Article 16 of Law 31 of 1992,

RESOLVES:

Article 1.— Without prejudice of the fulfillment of the other requisites set forth by the laws in force and in order to ensure the placement shall take place according to the market conditions, the securities in foreign currency to be issued and placed by the Nation in the international capital markets and which proceeds shall be intended to finance budgetary allocations for FY2010, shall be subject to the financial conditions listed below:

PERIOD:	Over 2 (two) years according to the market to be accessed.

INTEREST:	Fixed or variable rates according to market conditions prevailing on the date of placement of securities, subject to the limit provided for by the Board of Directors of Banco de la RepUblica to the Ministry of Finance and Public Credit.

OTHER EXPENSES AND FEES:	Those ones corresponding to this sort of operations.

Paragraph.— Without the due fulfillment of the financial conditions provided for herein, the aforementioned certificates may not be offered or placed.

Article 2.— Within the ten (10) days following the date of each issuance, the Ministry of Finance and Public Credit shall report to the Board of Directors of Banco de la República about the result of the placement of securities referred to herein.

Article 3.— This resolution is valid as from the date of its publication.

Given in Bogota, D. C., as of November 19, 2010.

Signed	Signed
JUAN CARLOS ECHEVERRY GARZÓN	ALBERTO BOADA ORTIZ
President	Secretary

EXHIBIT C

FAVOURABLE OPINION GIVEN TO THE NATION TO ISSUE EXTERNAL BONDS

UP TO AN AMOUNT OF US $ 2.241 BILLION OR ITS EQUIVALENT IN OTHER

CURRENCIES, IN ORDER TO PRE-FINANCE OR FINANCE BUDGETARY

APPROPRIATIONS FOR FY 2011, OF WHICH THERE ARE AUTHORIZATIONS IN

FORCE FOR US $ 300 MILLION OR ITS EQUIVALENT IN OTHER CURRENCIES TO

PRE-FINANCE BUDGETARY APPROPRIATIONS FOR FY 2011

National Planning Department: SC-DEE

Ministry of Finance and Public Credit

Approved Version

Bogotá D.C., November 5, 2010

Summary

This document is presented to the consideration of the National Council on Economic and Social Policy (CONPES) to issue its favorable opinion so that the Nation may issue External Bonds up to an amount of US $ US $ 2.241 billion or its equivalent in other currencies to pre-finance and/or finance budgetary appropriations for FY 2011, of which there are authorizations in force for US $ 300 million or its equivalent in other currencies to pre-finance budgetary appropriations for FY2011.

The above is intended to allow the Nation enough leeway to turn to different financing sources to maintain a pre-financing of FY2011 or to finance in advance the financing for FY2011 during the early weeks of year helping to maintain a strong cash position able to meet commitments foreseen for the beginning of the term. Besides, with this requested authorization the Colombian Government might turn to international markets on a timely and wide basis and meet its strategic goal to build liquid and efficient curves.

Classification: L271

Keywords: External Bonds, Financing, Nation, International, Issuance, Budgetary Requirements

I. INTRODUCTION

Pursuant to provisions of second paragraph of article 41 of Law 80 of 1993, and Articles 18, 19 and 40 of Decree 2681 of 1993, this document is being submitted to the consideration of the National Council for Economic and Social Policies -CONPES- to obtain the favorable opinion so that the Nation-Ministry of Finance and Public Credit may carry out the issuance of public debt certificates through the international capital markets up to an amount of US $ 2.241 billion or its equivalent in other currencies to pre-finance and/or finance budgetary appropriations of FY2011, of which there are authorization in force for US $ 300 million or its equivalent in other currencies to finance budgetary appropriations for FY2011.

In this regard, it is relevant to point out that the Nation currently has existing authorizations amounting to U.S. $ 300 million or its equivalent in other currencies, which are the remnants of the authorization issued by CONPES 3662 of May 10, 2010. Thus, the Nation now can make use of the authorization to carry out pre-financing operations for FY2011.

On the other hand, it is necessary to make clear that this request is supported by Law 1366 of December 21, 2009, whereby the authorizations granted to the National Government to enter into public external and domestic credit transactions assimilated to the foregoing ones were extended and other provisions were taken (National Government Debt Law).

II. BACKGROUND

By means of CONPES Document 3662 of May 10, 2010, the Nation received a favorable opinion to issue external bonds to finance budgetary appropriations for FY2010 and/or to pre-finance budgetary appropriations for FY2011 for the amount of U.S. $ 800 million or its equivalent in other currencies. Under this quota, the Nation made a transaction for an amount equivalent to U.S. $ 500 million in the international markets, whose characteristics are described below:

2021 Global TES Bond Reopening

On July 12, 2010, the Nation carried out in the international capital markets the reopening of the Global TES Bond denominated in Colombian Pesos and paid in US Dollars, due in 2021, for a nominal amount of COP $ 938,780 billion (equivalent to U.S. $ 500 million at the current exchange rate). Total bids were received for about 4.7 times the nominal amount to be issued and counted with the participation of 133 investors from the U.S.A, European, Asian, South American and Colombian markets.

The bond due on April 14, 2021 and with a 7.75% coupon was reopened at a rate of 6.75% which was lower in 100 basis points from the initial placement in April this year and had a yield of 93 basis points lower than the rate of local TES due in July 2020.

It should be noted that this operation completed the external financing with bonds component for 2010, which had increased by $ 500 million after the last revision of the financial plan for 2010, when the new government announced the decision not to sell Isagen; that financial source would be replaced with proceeds from debt (COP $ 2 trillion in the local market, U.S. $ 500 from external bonds and $ 500 with multilateral agencies).

With the reopening of this bond, the Nation continued to fulfill its strategic objective of building more liquid and efficient yield curves by increasing the amount issued from the 10-year benchmark, maintaining the relevance of the Global TES as an international reference (benchmark) for securities denominated in Colombian Pesos and paid in US Dollars and maintaining an appropriate debt composition with percentage largely denominated in Colombian Pesos.

Table 1

Issuance conditions of Global TES Bond due in 2021

Face amount in COP $	COP $ 938, 780,000,000
Face amount in US Dollars	US $ 499,973,371.11
Total issued amount after the reopening	COP $ 2.467,611,000,000
Total Face amount in US Dollars after the reopening	US $ 1,314,194,795,65
Exchange Rate	Market Representative Rate 1,877,66 (MRR in force on July 12, 2010)
Effective date	July 16, 2020
Due date	April 14, 2021
Coupon	7.75% (first payment of coupon on April 14, 2011)
Frequency of Coupon Payments	Yearly
Day Count	Real/365
Yield	6.75%
Price	107,424%
Spread vs. Local TES	93 basic points below
Local Benchmark Instrument	Local TES due in 2020
Benchmark Rate	7.68%
Applicable Law	New York Law
Structure	Full Payment of Principal on Maturity
Underwriters	Bank of America Securities LLC and Deutsche Bank Securities Inc..

Source: Ministry of Finance and Public Credit—General Directorate of Public Credit and National Treasure

III. JUSTIFICATIÓN

By early 2010, there were two sources of volatility and expectations for the international capital market: 1) the speed and strength of the U.S. economic recovery and, 2) the deterioration in fiscal indicators, lack of economic growth and high debt ratios to GDP in some European economies, including Greece, Spain, Portugal, Italy and Ireland and the difficulties in financing their imbalances in the international capital markets.

Among the solutions to counteract the effect of the crisis in Europe, it was implemented an economic stabilization package1 which the European Union and the IMF providing funds to countries with greater vulnerabilities, while also began the implementation of important austerity measures in order to reverse the worrisome fiscal situation.2 In addition, there was concern about the possible spread of the European financial sector, which realized the need to take effective and final measures as to its performance against adverse scenarios (Stress Test3). Despite measures announced as the assessments of perceived risk of major European Union economies, such as 5-year CDS, have maintained an upward pressure.

[1]

The main points included: a rescue plan amounting up to EUR110.000 billion for Greece until 2012 co-financed by the International Monetary Fund, activation of a financial stabilization mechanism to support countries in emergency situations, effective sanctions in case the member countries violate their commitments and the implementation of mechanisms for regulation and supervision of financial institutions and the operations they may carry out.

[2]	These measures included cuts or budget discipline to freeze public sector wages, elimination of subsidies, and reduction in international aid, among others.

[3]

The results of the Stress Test of the European financial system indicated that there was no possibility of systemic risk impending credit problems but it was necessary to increase their capitalization levels. Of the institutions evaluated only seven showed inadequate levels of capital to an adverse economic and financial scenario (Hypo Real Estate, ATEbank and five Spanish savings banks—Caixa Catalunya, Caja Navarra and Burgos, Caixa Terrassa, Caja Sur and the SIP led vy Caja España).

Chart 1

European Countries’ 5-year CDS4

The European situation affected the expectations of global economic recovery, a fact that was reinforced by the results of U.S. economic indicators since they have not managed to show a clear trend and have led to even discuss the possibility of a double DIP5. As a result, the U.S. Federal Reserve (Fed) monetary policy has remained unchanged, arguing that interest rates remain low for the period necessary until the economy shows clear signs of recovery especially in employment and inflation.

(Insertar gráfica 2)

In this context of low interest rates and low dynamics of economic recovery in developed countries, emerging countries have become an attractive investment option by offering higher interest rates and have shown better performance compared to the international financial crisis. This is compounded by the recent improvements in the credit rating of Latin American countries against the deterioration of the credit rating of the European countries, as shown in the following table:

(Insertar Tabla 2)

[4]

The Credit Default Swap belonging of the credit derivative is a bilateral contract whereby one party (protection buyer) pays a periodic amount to the other (the protection seller) in exchange for the payment thereof, which will only occur with a credit event (eg default, bankruptcy or delinquency, compulsory bankruptcy, restructuring, etc.) related to the reference entity or reference asset.

[5]

It occurs when a country has a negative GDP growth after having been positive for two quarters. This means that there is a recession scenario followed by a transient recovery after which there a new recession occurs.

Following this, the liquidity of investors has focused on the demand for securities that offer higher returns such as emerging market bonds in US Dollar and local currency perpetual bonds and in some cases, bonds of issuers with low credit rating.

The search for higher yields has resulted in the issuance of bonds by emerging countries for an estimated U.S. $ 206,500 million so far in 2010 (of which U.S. $ 71,000 million correspond to Latin American countries). This figure is very close to about USD $ 221,000 million issued in 2009 (of which U.S. $ 69,000 million corresponded to Latin American countries). Additionally, flow of funds to mutual funds investors in bonds issued by emerging countries in 2010 reached U.S. $ 27,000 million6.

Given that the financial plan for the term 2011 provides for payments of interest and principal external amounting to U.S. $ 3,741 million, the amount requested correspond specifically to the total external disbursements necessary to cover such payments (U.S. $ 2,241 million in bonds and U.S. $ 1,500 of multilateral and other). In this regard, it is important to note that on October 29, 2010, the government announced a package of measures to alleviate pressures on the exchange rate and to defend employment, including the amendment of Financial Plan for 2011. This modification resulted in the reduction of U.S. $ 384 million of external disbursements contained in the version of the Financial Plan published on September 11, 2010, replacing this source by another one (floating debt) that causes no pressure on the exchange market with the US Dollar inflow during 2011.

The two issues of Global TES that the Nation has made in the international capital market during 2010 show the appetite of investors for the Colombian foreign debt bonds, which include a component of exposure to local currency and a level of historically low interest rates for the Nation, which is attractive to investors in the current context.

Therefore, it is important to have necessary7 authorizations for the Nation-Ministry of Finance and Public Credit to seize any opportunity present in the international capital market to start the financing of the FY2011.

It should be noted that this authorization meets the requirements of Article 40 of Decree 2681 of 1993 as to: i) adequacy of the operation to government policy on public credit, and ii) compliance of the operation with the macroeconomic program and financial plan.

IV. OBJECTIVES

•	Ensure that the Nation may have enough leeway room for finance or pre-finance transactions that will maintain a strong cash position at the beginning of FY 2011.

•	Initiate the raising of these funds in advance taking advantage of opportunity windows of the international capital markets.

•	To access timely and fully to international markets and keep on meeting the Government’s strategic objective in this area to build liquid and efficient curves.

[6]	Calculated by BNP Paribas as of September 27, 2010.

[7]

Currently the Ministry of Finance and Public Credit has CONPES authorizations and for FY2011. In accordance with the provisions of Article 16 of Act 31 of 1992, it is necessary to arrange with the Board of the Bank of the Republic the External Resolution defining the financial terms to which must meet the Nation must be subject to place external public certificates in international capital markets to finance budgetary appropriations for FY2011.

V. RECOMMENDATIONS

The Ministry of Finance and National Planning Department recommended the CONPES:

To issue a favorable opinion to the Nation to issue foreign bonds up to U.S. $ 2.241 billion or its equivalent in other currencies to pre-finance and/or finance budgetary appropriations for FY2011, of which there are existing authorizations for US $ 300 million or its equivalent in other currencies to pre-finance budget appropriations for FY2011.

EXHIBIT D

Ministry of Finance and Public Credit

Republic of Colombia

MEMORANDUM

6.0.1.1.1.1.1.1.1	Filing No. 3-2010-02636

Bogotá, D.C.,

FOR:	Dra. Carolina Mary Rojas Hayes, Deputy Director of Financing with Multilateral Agencies and Governments.

FROM:	Technical Secretary – Inter-parliamentary Commission of Public Credit

SUBJECT:	Records of the Inter-parliamentary Commission of Public Credit – Session held on November 24, 2010

I am enclosing the records of the Inter-parliamentary Commission of Public Credit, corresponding to the meeting held on November 24, 2010, during which the following opinions were issued:

Borrower	Lender	Amount	Opinion	Destination
Nation—Ministry of Finance and Public Credit	International Capital Market	Up to an amount of US $ 1.241 billions or its equivalent in other currencies.	Sole favorable opinion	To finance budgetary appropriations for intended to meet commitments related to payment of interest and amortization of external debt corresponding to FY2011.

Nation—Ministry of Finance and Public Credit and the General Attorney’s Office of the Nation.	Multilateral Banking	Up to an amount of US $ 10 millions or its equivalent in other currencies.	Previous	To finance the Strengthening of the the General Attorney’s Office of the Nation—Second Stage.

Nation—Ministry of Finance and Public Credit and the Ministry of Environment, Housing and Territorial Development.	International Bank for Reconstruction and Development—IBRD	Up to an amount of US $ 40 millions or its equivalent in other currencies.	Final	To finance the National Social Interest macro-projects (MISN).

Yours sincerely,

Technical Secretary to the Inter-parliamentary Commission of Public Credit Enclosures: Two (2) folia

Copy to: Dr. Luis Eduardo Arango Varón, Deputy Director of Risk

Ministry of Finance and Public Credit

Republic of Colombia

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE

INTER-PARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on November 24, 2010, the Inter-Parliamentary Commission of Public Credit has given unanimously its sole favorable opinion so that the Nation—Ministry of Finance and Public Credit—may issue bonds in the international capital markets, up to an amount of US $ 1.241 billion or its equivalent in other currencies, intended to pre-finance or finance budgetary appropriations intended to meet obligations related to interest and amortizations of external debt corresponding to FY2011.

Best regards,

CAMILA MERIZALDE ARICO
TECHNICAL SECRETARY

Given in Bogotá D. C., as of November 24, 2010

FOR A DYNAMIC, ACCURATE AND RELIABLE MINISTRY

Carrera 8 No. 6-64 Bogotá, D. C. PBX 381 1700

www.minhacienda.gov.co

MEMORANDUM

6.0.0.1

Filing No. 3-2011-013656

Bogotá, D. C. June 07, 2011

TO THE ATTENTION OF:	Dra. Carolina Mary Rojas Hayes, Deputy Director of Financing with Multilateral and Government Agencies of the General Directorate of Public Credit and National Treasury

FROM:	Technical Secretary—Inter-Parliamentary Commission of Public Credit

SUBJECT:	Certificate of the Inter-Parliamentary Commission of Public Credit—Session held on June 1, 2011

I am enclosing hereto a certificate issued by the Inter-Parliamentary Commission of Public Credit corresponding to the session held on June 1, 2011, during which the following opinions were issued:

Borrower	Lender	Amount	Opinion	Allocation
The Nation—Ministry of Finance and Public Credit	International Capital Markets	Up to an amount of One Billion of US Dollars (US $ 1,000,000,000) or its equivalent in other currencies.	Sole favorable	Financing of budgetary appropriations for FY2011.

The Nation—Ministry of Finance and Public Credit and the National Planning Department	Inter-American Development Bank—IADB	Up to an amount of Three Hundred Million of US Dollars (US $ 300,000,000) or its equivalent in other currencies.	Final	Funding of Support Program to Logistics Policy earmarked to finance priority budgetary appropriations of the National Government.

Yours sincerely,

Camila Merizalde Arico Technical Secretary of the Inter-Parliamentary Commission of Public Credit

cc: Doctor Luis Eduardo Arango Varón, Deputy Director of Risk

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE

INTER-PARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on June 01, 2011, the Inter-Parliamentary Commission of Public Credit has given unanimously its sole opinion so that the Nation—Ministry of Finance and Public Credit may issue external bonds to finance budgetary appropriations for FY2011 up to an amount of US $ 1.0 billion or its equivalent in other currencies.

Best regards,

CAMILA MERIZALDE ARICO
TECHNICAL SECRETARY

Given in Bogotá D. C., as of June 01, 2011